Pricing Supplement Number: 2	For SEC Filing Purposes:
Dated: August 30, 2016	Filing Under Rule 424(b)(2)
To Prospectus dated February 26, 2015 and	Registration Number 333-200852
Prospectus Supplement dated March 30, 2016

CANADA NOTES

Due Nine Months or more from Date of Issue

Floating Rate Note

Principal Amount:	U.S. $100,000,000.00

Maturity Date:	September 6, 2019

Settlement Date:	September 7, 2016 (T+5)

Date from which Interest Accrues (Issue Date):	September 7, 2016

Trade Date:	August 30, 2016

Interest Payment Dates:	Quarterly, on the 6th of March, June, September and December commencing on the 6th of December 2016 up to and including 6th of September 2019

Regular Record Dates:	15 calendar days prior to each Payment Date

Issue Price:	100.000%

Net Proceeds to Canada:	U.S. $100,000,000.00

Interest Rate Basis:	Three-month LIBOR minus 6 bps

Interest Determination Date(s):	The second London market day preceding each Interest Reset Date

Interest Reset Date(s):	If any Interest Reset Date would otherwise be a day that is not a market day, such Interest Reset Date shall be the next succeeding market day, except that if the next succeeding market day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding market day.

Distributor’s Commission or Discount:	0%

Depositaries:	DTC

CUSIP Number:	135087G24

ISIN:	US135087G249

Listing:	None

Luxembourg Listing and Paying Agent:	n/a

Calculation Agent:	Citibank, NA

Exchange Rate Agent:	Citibank, NA

Callable:	No, unless any changes in the laws or regulations of Canada that would require the payment by Canada of Additional Amounts on the notes as more fully described in the Prospectus Supplement.

Specified Currency:	U.S. Dollars

Minimum Denomination:	U.S.$5,000 and integrals multiples of U.S.$5,000

Type of Note(s):

DTC Global Note	Yes

International Global Note	n/a

Syndicated Transaction:	No

Other Provisions:	n/a

Addendum Attached:	n/a

Distributor:	RBC Capital Markets, LLC

Intended to be held in a manner which would allow Eurosystem Eligibility:	No